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                                                                 Exhibit 11.0

                         SPS Transaction Services, Inc.
                  Basic and Diluted Earnings per Common Share
                 Three and Six Months Ended June 30, 1998 and 1997
                   (In thousands, except per share amounts)




                                         Three Months Ended   Six Months Ended
                                              June 30,            June 30,
                                         ------------------   ----------------
                                           1998       1997      1998     1997
                                         -------    -------   -------  -------
Net Income                               $ 9,830    $ 8,984   $19,727  $16,375
                                         =======    =======   =======  =======

BASIC EARNINGS PER COMMON SHARE:

Basic weighted average common shares
outstanding                               27,289     27,209    27,269   27,203
                                         =======    =======   =======  =======

Basic earnings per common share          $  0.36    $  0.33   $  0.72  $  0.60
                                         =======    =======   =======  =======

DILUTED EARNINGS PER COMMON SHARE:

Basic weighted average common shares
outstanding                               27,289     27,209    27,269   27,203


Diluted effect of stock options              249        177       225      173
                                         -------    -------   -------  -------
Diluted weighted average common shares
outstanding                               27,538     27,386    27,494   27,376
                                         =======    =======   =======  =======

Diluted earnings per common share        $  0.36    $  0.33   $  0.72  $  0.60
                                         =======    =======   =======  =======